Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 19, 2019
Registration Statement Nos. 333-225949 and
333-225949-04

*PRICED* US$1,315.89 million Ford Prime Auto Loan (FORDO 2019-C)

Active Lead Managers: Citi (str.), Deutsche Bank, HSBC

Passive Lead Managers: BNP Paribas, Scotiabank

Co-Managers: Standard Chartered Bank, US Bancorp

Selling Group: Academy Securities, Siebert Williams Shank

Anticipated Capital Structure

CLS	AMT ($MM)*	WAL	M/S	L FINL	BENCH	SPRD	YLD	CPN	$PX
A-1	254.050	0.26	P-1/A-1+	12/15/20	iLIB	- 5	1.84512	1.84512	100.00000
A-2a	357.580	0.97	Aaa/AAA	07/15/22	EDSF	+ 19	1.897	1.88	99.99084
A-2b	75.000	0.97	Aaa/AAA	07/15/22	1mL	+ 19		1ml+19	100.00000
A-3	432.470	2.20	Aaa/AAA	03/15/24	iSwp	+ 30	1.880	1.87	99.99426
A-4	130.990	3.37	Aaa/AAA	04/15/25	iSwp	+ 39	1.939	1.93	99.99607
B	39.480	3.56	Aa1/AA+	05/15/25	iSwp	+ 60	2.148	2.13	99.97106
C	26.320	3.56	Aa3/AA	05/15/26	iSwp	+ 72	2.268	2.25	99.97486

Settle	:	11/22/19
Registration	:	SEC Registered
First Pay Date	:	12/16/19
ERISA Eligible	:	Yes
Expected Ratings	:	Moody’s, S&P
Min Denoms	:	$1K x $1K
Ticker	:	FORDO 2019-C
Pxing Speed	:	1.3% ABS to 10% Call
Bill & Deliver	:	Citi

CUSIPS
A-1	:	34531K AA0
A-2a	:	34531K AB8
A-2b	:	34531K AC6
A-3	:	34531K AD4
A-4	:	34531K AE2
B	:	34531K AF9
C	:	34531K AG7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.